UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Soliciting Material Pursuant to §240.14a-12

NRG ENERGY, INC.

(Name of Registrant as Specified In Its Charter)

EXELON CORPORATION

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On March 26, 2009, Exelon Corporation issued the following press release:

News Release

Contact:	Kathleen Cantillon
	Exelon Corporate Communications	FOR IMMEDIATE RELEASE
312-394-7417

Exelon Response Letter to NRG Regarding Nominations to

NRG Board

CHICAGO (March 26, 2009) — Exelon Corporation (NYSE: EXC) today sent the following letter in response to NRG’s letter requesting that Exelon withdraw its proposals to expand the size of the NRG Board of Directors.

March 26, 2009

Mr. Howard Cosgrove,

Chairman of the Board

Mr. David Crane,

President and Chief Executive Officer

NRG Energy, Inc.

211 Carnegie Center

Princeton, NJ 08540

Dear Howard and David:

I received your letter earlier today requesting that Exelon Corporation withdraw its proposals to expand the size of the NRG Board of Directors. Your statement that a change of control would occur under NRG’s senior credit agreement and indentures in the case of “the failure of a majority of the NRG directors to be ‘continuing directors’ (as such term is defined in the indentures and the credit agreement)” is a misstatement of the terms of your debt instruments. These instruments actually provide that a change of control would occur if “a majority of the members of the Board of Directors of [NRG] are not Continuing Directors” (as defined in the indentures and senior credit agreement). An NRG Board of nine NRG incumbent directors and the nine independent nominees proposed by Exelon would not result in a change of control under the NRG indentures or senior credit agreement.

We agree that it would be irresponsible to allow the election of the independent nominees proposed by Exelon to result in a change of control under the NRG indentures and senior credit agreement. Because of our desire to avoid that result, Exelon proposed nominees to fill only five of the seven vacancies resulting from the expansion of the NRG Board with the expectation that NRG would propose a full competing slate. As a result of your appointment of Pastor Caldwell as a Director, the independent nominees proposed by Exelon will, at most, constitute 50.0% of the NRG Board and NOT a majority, even if you do not appoint an additional director.

Given that the election of the independent nominees proposed by Exelon will not constitute a change of control, I submit that it is unfair of you to seek to deprive your shareholders of the right to vote for such nominees.

We look forward to the opportunity to sit down with you and discuss the merits of our transaction and, should there be any remaining doubt, how the election of the independent nominees proposed by Exelon will not cause any acceleration of NRG debt.

Sincerely,

John W. Rowe

cc:	NRG Board of Directors
Exelon Board of Directors

Important Information

This communication relates, in part, to the offer (the “Offer”) by Exelon Corporation (“Exelon”) through its direct wholly-owned subsidiary, Exelon Xchange Corporation (“Xchange”), to exchange each issued and outstanding share of common stock (the “NRG shares”) of NRG Energy, Inc. (“NRG”) for 0.485 of a share of Exelon common stock. This communication is for informational purposes only and does not constitute an offer to exchange, or a solicitation of an offer to exchange, NRG shares, nor is it a substitute for the Tender Offer Statement on Schedule TO or the Prospectus/Offer to Exchange included in the Registration Statement on Form S-4 (Reg. No. 333-155278) (including the Letter of Transmittal and related documents and as amended from time to time, the “Exchange Offer Documents”) previously filed by Exelon and Xchange with the Securities and Exchange Commission (the “SEC”). The Offer is made only through the Exchange Offer Documents. Investors and security holders are urged to read these documents and other relevant materials as they become available, because they will contain important information.

Exelon filed a preliminary proxy statement on Schedule 14A with the SEC on March 17, 2009 in connection with the solicitation of proxies (the “Preliminary NRG Meeting Proxy Statement”) for the 2009 annual meeting of NRG stockholders (the “NRG Meeting”). Exelon expects to file a definitive proxy statement on Schedule 14A with the SEC in connection with the solicitation of proxies for the NRG Meeting and may file other proxy solicitation material in connection therewith (the “Definitive NRG Meeting Proxy Statement”). Exelon will also file a proxy statement on Schedule 14A and other relevant documents with the SEC in connection with its solicitation of proxies for a meeting of Exelon shareholders (the “Exelon Meeting”) to be called in order to approve the issuance of shares of Exelon common stock pursuant to the Offer (the “Exelon Meeting Proxy Statement”). Investors and security holders are urged to read the Preliminary NRG Meeting Proxy Statement and the Exelon Meeting Proxy Statement and other relevant materials as they become available, because they will contain important information.

Investors and security holders can obtain copies of the materials described above (and all other related documents filed with the SEC) at no charge on the SEC’s website: www.sec.gov. Copies can also be obtained at no charge by directing a request for such materials to Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, New York 10022, toll free at 1-877-750-9501. Investors and security holders may also read and copy any reports, statements and other information filed by Exelon, Xchange or NRG with the SEC, at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

Exelon, Xchange and the individuals to be nominated by Exelon for election to NRG’s Board of Directors will be participants in the solicitation of proxies from NRG stockholders for the NRG Meeting or any adjournment or postponement thereof. Exelon and Xchange will be participants in the solicitation of proxies from Exelon shareholders for the Exelon Meeting or any adjournment or postponement thereof. In addition, certain directors and executive officers of Exelon and Xchange may solicit proxies for the Exelon Meeting and the NRG Meeting. Information about Exelon and Exelon’s directors and executive officers is available in Exelon’s proxy statement, dated March 20, 2008, filed with the SEC in connection with Exelon’s 2008 annual meeting of shareholders. Information about Xchange and Xchange’s directors and executive officers is available in Schedule II to the Prospectus/Offer to Exchange. Information about any other participants will be included in the Definitive NRG Meeting Proxy Statement or the Exelon Meeting Proxy Statement, as applicable.

Forward Looking Statements

This communication includes forward-looking statements. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements made herein. The factors that could cause actual results to differ materially from these forward-looking statements include Exelon’s ability to achieve the synergies contemplated by the proposed transaction, Exelon’s ability to promptly and effectively integrate the businesses of NRG and Exelon, and the timing to consummate the proposed transaction and obtain required regulatory approvals as well as those discussed in (1) the Exchange Offer Documents; (2) Exelon’s 2008 Annual Report on Form 10-K in (a) ITEM 1A. Risk Factors, (b) ITEM 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations and (c) ITEM 8. Financial Statements and Supplementary Data: Note 18; and (3) other factors discussed in Exelon’s filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date of this communication. Exelon does not undertake any obligation to publicly release any revision to its forward-looking statements to reflect events or circumstances after the date of this communication, except as required by law.

Statements made in connection with the exchange offer are not subject to the safe harbor protections provided to forward-looking statements under the Private Securities Litigation Reform Act of 1995.

All information in this communication concerning NRG, including its business, operations, and financial results, was obtained from public sources. While Exelon has no knowledge that any such information is inaccurate or incomplete, Exelon has not had the opportunity to verify any of that information.

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Exelon Corporation is one of the nation’s largest electric utilities with approximately $19 billion in annual revenues. The company has one of the industry’s largest portfolios of electricity generation capacity, with a nationwide reach and strong positions in the Midwest and Mid-Atlantic. Exelon distributes electricity to approximately 5.4 million customers in northern Illinois and southeastern Pennsylvania and natural gas to approximately 485,000 customers in the Philadelphia area. Exelon is headquartered in Chicago and trades on the NYSE under the ticker EXC.